EXHIBIT 99.1

CONTACT:	John Milligan
(650) 522-5756

Susan Hubbard
(650) 522-5715

For Immediate Release

GILEAD  SCIENCES  ANNOUNCES  FOURTH  QUARTER  AND

FULL  YEAR  2003  FINANCIAL  RESULTS

- Full Year Product Sales of $836 Million, Up 97 Percent over 2002 -

- Fourth Quarter Viread Sales of $177 Million, Up 108 Percent over 2002 -

- Fourth Quarter Operating Cash Flow of $99.9 Million  -

Foster City, CA, January 29, 2004 - Gilead Sciences, Inc. (Nasdaq: GILD) announced today its results of operations for the fourth quarter ended December 31, 2003.  Total revenues for the fourth quarter were $263.5 million, up 82 percent, compared to total revenues of $145.0 million for the fourth quarter of 2002.  Net income for the fourth quarter 2003 was $192.6 million, or $0.85 per diluted share, compared to net income of $35.5 million, or $0.17 per diluted share, for the fourth quarter of 2002.

During the fourth quarter of 2003, Gilead recorded non-cash asset impairment charges and write-downs of $10.9 million.  These non-cash charges were primarily driven by the decision to terminate liposomal research and development activities and discontinue the DaunoXome product line.  In addition, Gilead recorded a one-time income tax benefit of $111.6 million related to the reduction of the valuation allowance on our net deferred tax assets.  Excluding these two items, non-GAAP net income grew 158 percent to $91.4 million, or $0.42 per diluted share, for the fourth quarter of 2003 compared to the fourth quarter of 2002.

Operating cash flow for the fourth quarter of 2003 was a record $99.9 million, compared to operating cash flow of $35.5 million for the fourth quarter of 2002 and $54.3 million for the third quarter of 2003.  This marked Gilead’s seventh consecutive quarter of positive cash flow from operations.  Operating cash flow for the full year was $234.6 million, compared to operating cash flow of $74.4 million for the full year 2002.

Net revenues from product sales totaled $255.6 million for the fourth quarter of 2003, up 84 percent from the fourth quarter of 2002.  This growth was driven primarily by higher product sales from Viread® (tenofovir disoproxil fumarate).  Sales of Viread were $176.8 million in the fourth quarter of 2003, up from $85.0 million in the fourth quarter of 2002, an increase of 108 percent.  U.S. sales of Viread were $112.0 million, and sales outside the United States totaled $64.8 million. Viread sales growth was driven by higher prescription volumes in both the United States and Europe and by an increase in U.S. wholesaler inventory levels. Gilead believes that the increase in inventory levels during the fourth quarter 2003 was driven in part by what we believe was a recovery from what appeared to be low levels at the end of the third quarter as well as some speculative purchasing in excess of end-user demand.  Gilead anticipates that it may continue to experience quarter to quarter fluctuations in Viread sales in the United States as a result of wholesaler purchasing patterns.  In addition, reported Viread sales in the fourth quarter of 2003 were $6.6 million higher due to the favorable European currency environment compared to the same quarter last year.   AmBisome® (amphotericin B) liposome for injection sales for the fourth quarter of 2003 were $54.5 million, an increase of 10 percent compared to the fourth quarter of 2002.  Reported AmBisome sales in the fourth quarter of 2003 were $4.0 million higher due to the favorable currency environment compared to the same quarter last year.  On a volume basis, AmBisome sales decreased by 1 percent in Europe compared to the fourth quarter of 2002.   Sales of Hepsera® (adefovir dipivoxil 10 mg) totaled $15.8 million for the fourth quarter of 2003, slightly lower than the $16.4 million in the third quarter of 2003.  This decrease was primarily driven by reductions in U.S. wholesaler inventory levels during the fourth quarter which were partially offset by quarter over quarter prescription growth of 18 percent.  Sales of Emtriva™ (emtricitabine) were $4.0 million for the fourth quarter of 2003.

- more -

Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA	www.gilead.com
phone 650 574 3000 facsimile 650 578 9264

“Gilead delivered excellent financial results in the fourth quarter and full year 2003, achieving our key financial goals and generating record product sales and operating cash flow,” said John C. Martin, PhD, President and Chief Executive Officer of Gilead Sciences. “This is evidence of the strong performance of our anti-infective product portfolio and our commitment to fiscal responsibility and delivering solid returns to our shareholders.”

For the fourth quarter of 2003, royalty and contract revenues resulting from collaborations with corporate partners totaled $7.9 million, compared to $5.8 million in the fourth quarter of 2002. These revenues primarily relate to royalties on sales of AmBisome in the United States by Gilead’s co-promotion partner Fujisawa Healthcare and royalties on sales of Tamiflu® (oseltamivir phosphate) by F. Hoffmann-La Roche.

Research and development expenses for the fourth quarter of 2003 were $53.3 million, compared to $35.0 million for the same quarter in 2002.  The higher expenses during the fourth quarter of 2003 are primarily attributable to increased headcount, costs associated with the development of the co-formulation of Viread and Emtriva, and research spending on prodrug technology.

Selling, general and administrative expenses for the fourth quarter of 2003 were $78.8 million, compared to $57.6 million for the same quarter of 2002.  The increase in expenses is due primarily to increased global marketing efforts, launch costs for Emtriva and Hepsera and the expansion of Gilead’s U.S. and European sales forces.

The net foreign exchange impact on earnings, including revenue and expenses generated from outside the United States, as well as hedging activity for the fourth quarter of 2003, was a favorable $4.0 million compared to the same quarter of 2002 due primarily to a strengthening Euro relative to the U.S. dollar.

Full Year 2003 Financial Results

Gilead also reported its results of operations for the year ended December 31, 2003.  The company recorded product sales of $836.3 million and aggregate contract and royalty revenues of $31.5 million.  Sales of Viread for the year ended December 31, 2003 were $566.5 million, up 151 percent from $225.8 million in the year ended December 31, 2002. Reported Viread sales in 2003 were $21.9 million higher due to the favorable currency environment compared to 2002.  AmBisome sales for the year ended December 31, 2003 were $198.3 million, a 7 percent increase over the year ended December 31, 2002.  Reported AmBisome sales for 2003 were $21.7 million higher due to the favorable currency environment compared to last year.  On a volume basis, AmBisome sales decreased by 5 percent in Europe compared to 2002.  Total net revenues for the year ended December 31, 2003 were $867.9 million, an increase of 86 percent compared to total net revenues of $466.8 million in 2002.  Total net revenues for 2002 included product sales of $423.9 million and aggregate contract and royalty revenues of $42.9 million.

Net loss for the year ended December 31, 2003 was $72.0 million, or $0.36 per share, including a charge of $488.6 million for in-process research and development associated with the acquisition of Triangle in the first quarter, a $13.2 million reimbursement of research and development expenses from the settlement of a contractual dispute with a vendor recorded during the third quarter, the $10.9 million asset impairment charges and write-downs, and the $111.6 million income tax benefit recorded during the fourth quarter.  Excluding these items, non-GAAP earnings would have been $302.8 million, or $1.41 per diluted share, for the year ended December 31, 2003, which includes the impact of dilutive stock options and convertible debt. This compares to GAAP net income of $72.1 million, or $0.35 per diluted share for the year ended December 31, 2002, which includes a one-time non-operating loss of $16.0 million realized upon the third quarter 2002 sale of Gilead’s shares in OSI Pharmaceuticals.

Research and development expenses for the year ended December 31, 2003 were $164.9 million, or $178.1 million excluding the $13.2 million reimbursement, compared to $134.8 million for the year ended December 31, 2002.  The higher expenses during 2003 are primarily attributable to increased headcount and the clinical trials associated with the development of Emtriva and the co-formulation of Viread and Emtriva.

Selling, general and administrative expenses for the year ended December 31, 2003 were $250.2 million compared to $181.3 million for 2002.  The significant increase in expenses is primarily due to Gilead’s increased global marketing efforts, the expansion of Gilead’s U.S. and European sales forces and increased infrastructure investments required to support the growth of the business.

As of December 31, 2003, the company had cash, cash equivalents and marketable securities of $707.0 million, compared to $942.4 million at December 31, 2002.  The decrease in cash, cash equivalents and marketable securities is primarily attributable to the acquisition of Triangle in the first quarter of 2003 and the purchase of our Foster City campus in the third quarter of 2003, partially offset by the generation of $234.6 million of operating cash flow.

The net foreign exchange impact on earnings, including revenue and expenses generated from outside the United States, as well as hedging activity for 2003, was a favorable $22.6 million compared to 2002 due primarily to a strengthening Euro relative to the U.S. dollar.

Corporate Highlights

In late October, Gilead’s Board of Directors approved an amendment to the company’s Stockholder Rights Plan.  The amendment provided, among other things, for an increase in the exercise price of the rights under the Rights Plan from $100 (after adjusting for two 2-for-1 stock splits) to $400 and an extension of the term of the Rights Plan to October 27, 2013.

In December, the company announced that it had completed the redemption of its 5% convertible subordinated notes due 2007.  Gilead called for the full redemption of the outstanding notes on November 20, 2003.  The completion of this redemption reduced Gilead’s long-term debt by $250 million and resulted in the issuance of 10,178,098 shares of common stock upon conversion of the notes.

Also in December, Gilead announced that it had filed a universal shelf registration statement with the Securities and Exchange Commission (“SEC”) for the registration and potential issuance of up to $500 million of Gilead securities.

Product and Pipeline Highlights

“Several events occurred during the fourth quarter of 2003 that underscore the continuing momentum of our HIV franchise, both in the United States and abroad,” said Dr. Martin.  “We were very pleased with the centralized approval of Emtriva in the European Union during the quarter and have since launched the product in the United Kingdom, Germany and France.”

“In addition, the development of the once-daily co-formulation of Viread and Emtriva continues on schedule, and we expect to file for approval of this important product in the first half of this year.  We also are advancing our proprietary prodrug technology by filing an investigational new drug application (IND) with the U.S. Food & Drug Administration (FDA) for our novel HIV protease inhibitor GS 9005 and continuing the clinical development of GS 7340, a novel amidate prodrug of tenofovir, based on favorable Phase I/II results.”

HIV/AIDS Franchise

On October 28, 2003, Gilead announced that the European Commission granted Marketing Authorisation for Emtriva in all 15 member states of the European Union.  Emtriva is a nucleoside reverse transcriptase inhibitor (NRTI) for the treatment of HIV infection, and is dosed as a single capsule taken once a day as part of combination therapy.

In December, the company submitted an IND to the FDA to evaluate GS 9005 (formerly known as GS 4338) as a potential new therapy for HIV.  GS 9005 utilizes the company’s novel prodrug technology, which allows a drug to preferentially target lymphocytes, the primary site of HIV replication.  This technology has been evaluated through the development of GS 7340, an investigational anti-HIV compound in Phase I/II development.  GS 7340 is a prodrug of tenofovir, the active agent in the company’s HIV drug Viread.  Positive results from an early clinical study of GS 7340 provided validation of this technology, which Gilead plans to apply to other HIV product candidates and drugs in other therapeutic categories that involve the lymphatic system.

Hepatitis B Franchise

In October, Gilead continued the European launch of Hepsera for the treatment of chronic hepatitis B with product introductions in Spain and Austria.  Hepsera is now commercially available in the United States and 10 countries in Europe, and in Hong Kong and Singapore, through Gilead’s commercialization partner GlaxoSmithKline.

In late October, the company announced positive 144-week data for Hepsera in patients co-infected with HIV and lamivudine-resistant HBV.  The data were presented at the 54th Annual Meeting of the American Association for the Study of Liver Diseases (AASLD) in Boston.

In November, Gilead announced positive preliminary results from a 48-week phase III study of emtricitabine in patients with chronic hepatitis B.  Gilead is continuing to evaluate the development path for this indication.

Conference Call

At 4:30 p.m. Eastern today, Gilead will webcast a conference call live on the company’s Internet site to discuss its quarterly results and outlook.  During the call, Gilead will be discussing additional financial and statistical information. That information can be found on the company’s website at www.gilead.com, under “About Gilead,” “Investors.”  To access the live webcast or the archive via the Internet, which will be available for one year, log on to www.gilead.com.  Please connect to the company’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to view the webcast.

Alternatively, please call 1-800-299-9630 (U.S.) or 1-617-786-2904 (international) and dial the participant code 38849332 to access the call.  Telephone replay is available approximately two hours after the call through 6:30 p.m. Eastern, February 1, 2004.  To access, please call 1-888-286-8010 (U.S.) or 1-617-801-6888 (international) and dial the participant code 11470580.

About Gilead

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes therapeutics to advance the care of patients suffering from life-threatening diseases worldwide.  The company has six marketed products and focuses its research and clinical programs on anti-infectives.  Headquartered in Foster City, CA, Gilead has operations in the United States, Europe and Australia.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include those that can affect Gilead’s future financial results, including those relating to: revenues, research and development expenses, and selling, general and administrative expenses, the efficacy of any marketed or pipeline development products, the ability and timing to file for or obtain marketing approval for Gilead’s pipeline development products, or the competitive positioning of its marketed or pipeline development products. Gilead cautions readers that forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially.  These risks and uncertainties include those that can cause fluctuations in our financial results, such as our ability and the ability of our partners to successfully market our products and maintain revenue growth, in particular our ability to sustain the uptake and revenues for Viread; our ability to accurately estimate end user demand and wholesaler inventory levels since we must make numerous assumptions and must rely on incomplete data to make these estimations; our ability to manage wholesaler inventory levels; our ability to generate additional positive clinical data and expand the labels for our existing products; our ability to control the timing and amount of spending in our research and clinical programs; our ability to file for regulatory approval of a co-formulated product during the first half of 2004, or at all, and the ability to obtain regulatory approval of that product; fluctuations in foreign currency against the U.S. dollar; our ability to achieve and the timing of milestones, as well as risk and uncertainties that affect our future prospects such as the risk that we may not continue to observe the safety, tolerability and efficacy data for Viread, Hepsera and Emtriva that we are observing today; and other risks identified from time to time in the company’s reports filed with the U.S. Securities and Exchange Commission.

The company directs readers to its Annual Report on Form 10-K, for the year ended December 31, 2002, filed in March 2003 and subsequent quarterly reports on Form 10-Q.  Gilead claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation to update any such forward-looking statements.

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Viread, AmBisome and Hepsera are registered trademarks and Emtriva is a trademark of Gilead Sciences, Inc.

Tamiflu is a registered trademark of F. Hoffmann-La Roche.

For more information on Gilead Sciences, please visit www.gilead.com or call the Gilead Public Affairs Department at 1-800-GILEAD-5 (1-800-445-3235).

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2003(1)	2002	2003	2002
	(unaudited)		(unaudited)
Revenues:
Product sales	$255,634	$139,179	$836,341	$423,879
Royalty revenue	5,925	3,910	25,219	20,406
Contract revenue	1,958	1,938	6,304	22,505
Total revenues	263,517	145,027	867,864	466,790

Cost of goods sold	33,277	19,552	112,691	69,724

Gross profit	230,240	125,475	755,173	397,066

Operating expenses:
Research and development	53,267	35,015	164,873	134,758
Selling, general and administrative	78,777	57,621	250,157	181,301
In-process research and development	—	—	488,599	—
Asset impairment	10,219	—	10,219	—
Total operating expenses	142,263	92,636	913,848	316,059

Income (loss) from operations	87,977	32,839	(158,675)	81,007

Loss on sale of marketable securities	—	—	—	(16,048)
Interest and other income, net	2,462	7,187	13,039	22,291
Interest expense	(5,176)	(3,471)	(21,897)	(13,853)

Income (loss) before provision for (benefit from) income taxes	85,263	36,555	(167,533)	73,397

Provision for (benefit from) income taxes	(107,320)	1,076	(95,530)	1,300

Net income (loss)	$192,583	$35,479	$(72,003)	$72,097

Net income (loss) per share - basic	$0.94	$0.18	$(0.36)	$0.37

Net income (loss) per share - diluted(2)	$0.85	$0.17	$(0.36)	$0.35

Shares used in per share calculation - basic	204,111	196,987	201,105	195,543

Shares used in per share calculation - diluted(2)	229,971	207,392	201,105	206,477

Notes:

(1)          During the fourth quarter of 2003, Gilead recorded non-cash impairment charges against certain long-lived assets of $10.2 million and $0.7 million related to other asset write-downs charged to cost of goods sold.  These charges were primarily driven by the decision to terminate liposomal research and development activities and discontinue the DaunoXome product line.  In addition, Gilead recorded an income tax benefit of $111.6 million related to the reduction of the valuation allowance on certain of our net deferred tax assets.

(2)          In accordance with Statement of Financial Accounting Standards No. 128, using the If-Converted Method, interest expense of $2.7 million related to convertible debt has been added back to net income for purposes of calculating diluted net income per share for the quarter ended December 31, 2003.  The shares used in the calculation of net income per diluted share for the quarter ended December 31, 2003 includes the effect of 9.7 million stock options outstanding, the effect of the $345.0 million 2% convertible senior debt, which converts to approximately 7.3 million shares, and the effect of the $250.0 million 5% convertible subordinated debt, which was redeemed by us and converted to approximately 10.2 million shares in December 2003.  The diluted per share calculation for the year ended December 31, 2003 does not include the effect of outstanding stock options or the convertible debt as they were antidilutive.  The diluted per share calculations for the three months and year ended December 31, 2002 did not include the effect of the convertible debt as it was antidilutive.

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2003	December 31, 2002
	(unaudited)	(note 1)
Assets
Cash, cash equivalents and marketable securities	$707,000	$942,374
Other current assets	558,898	241,386
Total current assets	1,265,898	1,183,760
Property, plant and equipment, net	198,200	67,727
Other noncurrent assets	90,624	36,696
	$1,554,722	$1,288,183
Liabilities and stockholders’ equity
Current liabilities	$185,895	$104,892
Long-term obligations	365,853	611,950
Stockholders’ equity	1,002,974	571,341
	$1,554,722	$1,288,183

Notes:

(1)          Derived from audited financial statements at that date.

GILEAD SCIENCES, INC.

NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

The non-GAAP financial information presented below is utilized by Gilead management to help gain a better understanding of the comparative operating performance of the Company. The Company believes that the presentation of this non-GAAP financial table is useful in excluding those unusual activities or transactions that are not necessarily relevant to obtaining an understanding of the trends in the results of the Company.

	Three months ended December 31, 2003			Three months ended December 31, 2002
	GAAP	Adjustments (1)	Non-GAAP	GAAP
Revenues:

Product sales	$255,634	$—	$255,634	$139,179
Royalty revenue	5,925	—	5,925	3,910
Contract revenue	1,958	—	1,958	1,938

Total revenues	263,517	—	263,517	145,027

Cost of goods sold	33,277	(704)	32,573	19,552

Gross profit	230,240	704	230,944	125,475

Operating expenses:
Research and development	53,267	—	53,267	35,015
Selling, general and administrative	78,777	—	78,777	57,621
Asset impairment	10,219	(10,219)	—	—

Total operating expenses	142,263	(10,219)	132,044	92,636

Income from operations	87,977	10,923	98,900	32,839

Interest and other income, net	2,462	—	2,462	7,187
Interest expense	(5,176)	—	(5,176)	(3,471)

Income before provision for (benefit from) income taxes	85,263	10,923	96,186	36,555

Provision for (benefit from) income taxes	(107,320)	112,129	4,809	1,076

Net income (loss)	$192,583	$(101,206)	$91,377	$35,479

Net income per share - basic	$0.94		$0.45	$0.18

Net income per share - diluted	$0.85		$0.42	$0.17

Shares used in per share calculation - basic	204,111		204,111	196,987

Shares used in per share calculation - diluted	229,971		229,971	207,392

Notes:

(1)          The adjustments reflect the fourth quarter non-cash impairment charges against certain long-lived assets of $10.2 million and $0.7 million related to other asset write-downs charged to cost of goods sold.  These charges were primarily driven by the decision to terminate liposomal research and development activities and discontinue the DaunoXome product line.  In addition, Gilead recorded an income tax benefit of $111.6 million related to the reduction of the valuation allowance on certain of our net deferred tax assets.

The non-GAAP financial information presented below is utilized by Gilead management to help gain a better understanding of the comparative operating performance of the Company. The Company believes that the presentation of this non-GAAP financial table is useful in excluding those unusual activities or transactions that are not necessarily relevant to obtaining an understanding of the trends in the results of the Company.

	Year ended December 31, 2003			Year ended December 31, 2002
	GAAP	Adjustments (1)	Non-GAAP	Non-GAAP(2)
Revenues:

Product sales	$836,341	$—	$836,341	$423,879
Royalty revenue	25,219	—	25,219	20,406
Contract revenue	6,304	—	6,304	22,505

Total revenues	867,864	—	867,864	466,790

Cost of goods sold	112,691	(704)	111,987	69,724

Gross profit	755,173	704	755,877	397,066

Operating expenses:
Research and development	164,873	13,250	178,123	134,758
Selling, general and administrative	250,157	—	250,157	181,301
In-process research and development	488,599	(488,599)	—	—
Asset impairment	10,219	(10,219)	—	—

Total operating expenses	913,848	(485,568)	428,280	316,059

Income (loss) from operations	(158,675)	486,272	327,597	81,007

Interest and other income, net	13,039	—	13,039	22,291
Interest expense	(21,897)	—	(21,897)	(13,853)

Income (loss) before provision for (benefit from) income taxes	(167,533)	486,272	318,739	89,445

Provision for (benefit from) income taxes	(95,530)	111,467	15,937	1,300

Net income (loss)	$(72,003)	$374,805	$302,802	$88,145

Net income (loss) per share - basic	$(0.36)		$1.51	$0.45

Net income (loss) per share - diluted	$(0.36)		$1.41	$0.43

Shares used in per share calculation - basic	201,105		201,105	195,543

Shares used in per share calculation - diluted	201,105		228,150	206,477

Notes:

(1)          The adjustments reflect the first quarter in-process research and development charge of $488.6 million from the Triangle acquisition, and the third quarter reimbursement to Gilead of $13.2 million of research and development expenses resulting from the settlement of a contractual dispute with a vendor.  These adjustments also reflect the fourth quarter non-cash impairment charges against certain long-lived assets of $10.2 million and $0.7 million related to other asset write-downs.  These fourth quarter charges were primarily driven by the decision to terminate liposomal research and development activities and discontinue the DaunoXome product line.  In addition, during the fourth quarter, Gilead recorded an income tax benefit of $111.6 million related to the reduction of the valuation allowance on certain of our net deferred tax assets.

(2)          The non-GAAP results for the year ended December 31, 2002 exclude the $16.0 million non-operating loss realized upon the third quarter 2002 sale of Gilead’s shares in OSI Pharmaceuticals.  Diluted net income per share on a GAAP basis was $0.35 for the year ended December 31, 2002.